Exhibit 99.1

Nevada Gaming Control Board and Wynn Resorts Agree to Settlement

LAS VEGAS – January 28, 2019 — Wynn Resorts (NASDAQ: WYNN) today issued the following statement in response to the filing of a disciplinary complaint by the Nevada Gaming Control Board (NGCB) and the accompanying settlement of that complaint:

“The completion of the NGCB’s investigation of the response of certain employees to allegations against our founder and previous CEO Steve Wynn is an important remedial step. We have fully cooperated and been transparent with the Board in this in-depth investigation. We look forward to appearing before the Nevada Gaming Commission to review the settlement and establish the final resolution of the investigation.

“Upon learning of the extent of the allegations, the new leadership of Wynn Resorts took immediate actions to ensure an open and safe work environment for all employees and made dramatic changes at every level of key decision-making in the Company. As an example, any employee mentioned in the NGCB report who was aware of allegations of sexual assault against the company’s former chairman and did not investigate or report it is no longer with the company.

“We have undergone an extensive self-examination over the last 12 months, intended to reinvigorate and implement meaningful change across all levels of the organization, cultivate a safe, healthy and supportive workplace culture, and build on our core values of respecting our employees, corporate responsibility and citizenship, and service to the community.”

Philip G. Satre, Chairman of the Board of Wynn Resorts, issued the following statement:

“In my extensive experience working in the highly-regulated gaming industry I have never seen a company take action that was as swift and comprehensive as the executive team at Wynn Resorts. Much of that occurred before I joined the Board in August 2018, however I believe our board’s follow-up and reaction to the regulatory investigations has been just as thorough and decisive.”

Over the past year, the Company has taken many actions related to its relationship with Steve Wynn, its Board of Directors and Company executives, including the following:

•	Appointed Matt Maddox as CEO of Wynn Resorts.

•	Executed a separation agreement with Steve Wynn that paid him no severance and arranged for liquidation of all his Wynn Resorts shares.

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Commenced a robust Board refreshment process and, as of today, the median tenure of our eight independent directors is now less than two years. In April 2018, the Board elected three new female directors, resulting in a Board that is now nearly 50% women. In August 2018, the Board elected Philip G. Satre as Vice Chairman and Richard Byrne as a Director. In November 2018, Mr. Satre succeeded D. Boone Wayson as Chairman.

•	Any employee who was aware of allegations of sexual assault against Steve Wynn and did not investigate or report it is no longer with the company.

•	Appointed Ellen Whittemore, a recognized expert in gaming regulatory matters, as General Counsel.

•	Appointed Marilyn Spiegel, an executive with significant hospitality and human resources experience, as President of Wynn Las Vegas.

•	Appointed Rose Huddleston, a seasoned human resources executive, to the newly created corporate position of Senior Vice President of Human Resources- North America.

Under the leadership of CEO Matt Maddox, the company has taken the following steps to further transform its workplace environment:

•	Refocused efforts on the company’s workplace culture by making it a priority for the company’s new Human Resources leadership.

•	Launched enhanced Workplace Compliance and Prevention of Sexual Harassment training for all employees, designed and delivered by a third-party expert.

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Launched a Women’s Leadership Council to promote equality within the workplace. The group’s first activity was to produce a speaker series, "Women Who Thrive," to educate and inspire employees through powerful female role models.

•	Commissioned pay and promotion equity studies to measure pay equality among men and women in the workforce.

•	Launched a new Paid Parental Leave program that provides six weeks of paid time off to new parents.

•	Implemented new Diversity, Inclusion and Unconscious Bias training for all employees taught by third-party experts. Company senior executives completed an eight-hour training program.

•	Launched the Great Places to Work survey and focus groups which measure employee engagement against the Fortune “100 Best Places to Work.”

•	Launched a new annual Wynn Employee Foundation scholarship program, which has awarded ten $7,500 college scholarships to employees and their dependents.

About Wynn Resorts:
Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn and Encore Las Vegas (wynnlasvegas.com), Wynn Macau (wynnmacau.com), Wynn Palace, Cotai (wynnpalace.com), and is currently constructing Encore Boston Harbor in Everett, Massachusetts (encorebostonharbor.com), scheduled to open summer 2019. With a collective 16 Forbes Travel Guide Five-Star Awards, Wynn Resorts is the highest rated independent hotel company in the world.

Media Contact:
Michael Weaver
Wynn Resorts
702-770-7501
michael.weaver@wynnresorts.com